Exhibit 10.11
September 26, 2002

Name
Title
Company
Address

Re:    Letter Agreement dated December 6, 2000 (“Letter Agreement”)

Dear:

On July 30, 2002, the President signed into law the “Sarbanes-Oxley Act of 2002” (“Sarbanes-Oxley Act”). The Sarbanes-Oxley Act has and will result in broad corporate and accounting reform for public companies and the accounting firms that audit them. Section 402 of the Sarbanes-Oxley Act prohibits public companies from extending, maintaining or arranging for the extension or renewal of credit for executive officers and directors except for narrowly defined situations. In the absence of clear guidelines from the SEC or other regulators at this time indicating otherwise, the Company has concluded that the arrangements set forth in the Letter Agreement are prohibited and compliance with Section 402 of the Sarbanes-Oxley Act requires that the Letter Agreement be terminated.

Please indicate your understanding with the above and agreement to terminate the Letter Agreement effective July 30, 2002. Execution of this letter does not alter in any respect the terms and conditions of: (i) options granted or the option plans under which they were granted to you, or (ii) the severance benefits extended to you under the June 24, 1999 Executive Officers’ Change of Control Severance Benefit Plan.

Very truly yours,

Donald L. Ciffone, Jr.
Chairman, Chief Executive Officer
and President

Understood and Agreed

By:

Date: